Exhibit 99.1

NEWS

Georgia Gulf Announces Closure of Sarnia PVC Resin Plant

ATLANTA—(BUSINESS WIRE)—December 8, 2008—Georgia Gulf Corporation (NYSE: GGC) announced today it is permanently closing its Sarnia, Ontario (Canada) PVC resin plant.  The plant had operated only periodically in 2008 due to decreased demand in the housing and construction markets.  In response to continued weakening in the markets, Georgia Gulf has made the decision to permanently close the facility, which had the capacity to produce 450 million pounds of PVC resin annually.

“We operated the Sarnia facility as a swing plant with the intention of re-starting production as soon as the markets recovered and demand improved.   In light of prevailing market conditions, we have made the difficult decision to permanently close this facility in an effort to better match our supply with the realities of the marketplace,” stated Paul Carrico, President and CEO of Georgia Gulf Corporation.

As a result of the Sarnia PVC resin plant closure, the Company expects to record a non-cash charge of about $50 million in the 4th quarter of 2008.  The Company expects the cash costs related to the Sarnia plant closure and other cash restructuring costs incurred in the third and fourth quarters of 2008 to be approximately $12 million.  Under the terms of the last credit facility amendment, these charges can be excluded from EBITDA for purposes of Georgia Gulf’s covenant calculations.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to continued compliance with covenants in our credit facility and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007.

CONTACT:	Georgia Gulf

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Ashley Mendoza, 225-685-2507
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